UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION
Consent Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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PRESIDENTIAL LIFE CORPORATION
(Name of Registrant as Specified in its Charter)

HERBERT KURZ
 (Name of Person(s) Filing Consent Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

Contacts:
Joe Mills / Tom Ball
Morrow & Co., LLC
(203) 658-9400

Herbert Kurz Urges the Board of Presidential Life to Stop the Negative Campaigning and Personal Attacks and Join Him in Focusing on the Future of the Company and the Value of its Shares

Piermont N.Y., Jan. 19 -- Herbert Kurz today sent the following letter to William M. Trust, Jr., the Lead Independent Director of Presidential Life Corporation.  Mr. Kurz’s letter is in response to a letter sent to him last week by Mr. Trust.

January 19, 2010

Dear Bill:

You evidently thought your January 11, 2010 letter to me and my slate of nominees was so persuasive that you instructed your advisors to release it publicly and file it with the SEC.  So, in response, I will do the same.

Your letter, at its core, is just another in a string of personal attacks on me and my motives.  It says little that you and your colleagues on the Presidential Life (NASDAQ:PLFE) Board of Directors have not said before.  But what your letter does not say, in my opinion, is far more telling than what it says.  It says nothing about how you and your colleagues on the Board intend to maximize -- or even increase -- shareholder value.  It says nothing about why the 3-year strategic plan (adopted 14 months ago) has not, as I see it, improved the Company's performance or increased shareholder value.  It does not, in my view, give shareholders a single good reason to support the continuation of Donald Barnes as the Company's Chief Executive Officer.

Perhaps most interesting is your obvious anger at my nominees' publicly-announced commitment to maximize shareholder value.  Let's look at the arithmetic.  Presidential Life shareholders have watched their shares trade generally in the $9 - $10 range for most of the time since Donald Barnes became the Company's Chief Executive Officer in May 2009.  I and my wife own an aggregate of 2,545,261 Presidential Life shares, and our two adult children own in the aggregate an additional 1,064,066 shares.  My family's charitable foundation currently owns 5,503,981 shares.  That adds up to a total of more than 9.1 million shares.  During the past 3 years, from December 29, 2006 to January 14, 2010, I, my family and my family’s charitable foundation have seen the market value of the shares we own decrease by more than $100 million.

You, Bill, on the other hand, report ownership of a total of 10,189 Presidential Life shares and, based on information in the Company's consent revocation statement, we can calculate your average cost for 10,149 of those shares, which is about $12.52 per share.  I calculate your current losses on those 10,149 shares at a little more than $26,000.  Maybe that helps explain why I am so pleased with my nominees' commitment to maximize shareholder value -- and you are not.

With so much at stake in terms of shareholder value, we are well past the point of platitudes.  Yet in your January 11 letter you state: "[we] are keenly aware of [our] fiduciary duties and evaluate the Company's strategic options as a matter of routine and on an ongoing basis."  That, to me, is a platitude.  I believe that shareholders are not interested any longer in your "routine and ongoing" evaluations of strategic options.  I believe that shareholders join me in their frustration with the direction of our Company under Mr. Barnes' leadership, and want action now.  That is why we have come forward with a commitment to seek to maximize shareholder value.

A few more points:

I have said it before and I will say it again: My goal is not to be reinstated as CEO.  I am absolutely committed to serving as interim CEO for as short a time as possible.  What I want is to see the Company stabilized – the investment portfolio fixed and the capital straining diversification program stopped.  I am motivated solely by a lack of confidence in Mr. Barnes and the Board of Directors and I am convinced that the current diversification strategy is a bad idea.

I believe that my nominees have far more industry experience and investment acumen than you and your colleagues on the Board.  I believe that the way forward for Presidential Life begins with a change at the top.  And I believe that we, the shareholders, cannot afford to wait any longer and that the Company needs to start its consideration of strategic alternatives to maximize value as soon as possible.  If elected that is what my nominees are committed to do.

If we have differing views on what is best for the Company and its shareholders -- and obviously we do -- let's address these real and very important issues in our communications to shareholders.  Tell your four law firms and your public relations firm to stop the negative campaigning and the personal attacks on me, my motives and my family's charitable foundation.  Join me in giving the shareholders what they deserve -- a focus on the future of the Company and the value of its shares.  Then let's stand back and let the shareholders decide.

Sincerely,

Herbert Kurz